EXHIBIT 10.1

STANDBY JOINT VENTURE FINANCING AGREEMENT

THIS STANDBY JOINT VENTURE FINANCING AGREEMENT (the “Agreement”) is entered into as of the 18th day of August, 2006, by and among Wits Basin Precious Minerals Inc., a Minnesota corporation (the “Company”), and Andrew Green, a resident of Ohio (“Green”).

INTRODUCTION
A. The Company and Green wish to set forth the terms of an agreement whereby Green will review and contemplate 60% participation in joint venture or financing arrangements for purposes and on terms set forth by the Company (each, a “Proposal”). Contemporaneously herewith, the Company is entering into a similar agreement with Pacific Dawn Capital, LLC, a California limited liability company (“Pacific Dawn”), whereby Pacific Dawn will have a similar right to participate in 40% of each Proposal.

B. The Company and Green wish to enter into this Agreement to set certain terms relating to Green’s consideration of Proposals.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing facts and premises hereby made a part of this Agreement, the mutual promises hereinafter set forth and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.  JV Participation. On the terms and conditions hereof, and from the date hereof to August 18, 2008, Green hereby agrees to review and contemplate participation in any Proposals presented to Green by the Company. Each Proposal shall be in writing and set forth the amount and terms of such Proposal, and shall include information relating to the intended purpose of the Proposal (the “Project”). Green shall have a period of ten (10) business days from the date of his receipt of the written Proposal to provide the Company written notice of his election to participate in such Proposal, including the amount of such participation. The amount of a participation by Green in any Proposal shall hereinafter be referred to as a “Financing.” The Company may, in its sole discretion, require Green and any other Participants (as defined in Section 2) to a Proposal, to enter into a written agreement setting forth the specific terms of the Proposal.

This Agreement shall not be construed in any way to require the Company to present one or more Proposals to Green, and the Company may choose to present Proposals to any other party or parties in its sole discretion.

2.  Other Rights of Participation. Green acknowledges and agrees that his right to participate in any Proposal as set forth in Section 1 shall be subject to the right, on similar terms, of Pacific Dawn to participate in up to 40% of the amount of the Proposal. In the event Pacific Dawn elects not to participate in any of or all of the 40% of the Proposal to which it is entitled, Green shall be entitled to participate in any portion of the Proposal for which Pacific Dawn does not participate. Green further acknowledges and agrees that in the event, and to the extent, he does not elect to participate in any Proposal offered to him by the Company (including Green’s rejection of any portion of the 40% of a Proposal that Pacific Dawn does not elect to participate), the Company shall be entitled, in its sole discretion, to offer, at the same terms, any portion of a Proposal of which Green and Pacific Dawn do not participate to any one or more third parties. All of the participants to any Proposal shall be referred to herein as “Participants.”

3.  Consideration. In consideration of Green’s agreement to review and consider Proposals as set forth herein, Green’s right to purchase up to 3,000,000 shares of the Company’s common stock at a purchase price per share of $0.20, as provided pursuant to that certain Amendment to Secured Convertible Promissory Note dated April 1, 2006 by and between Green and the Company, shall be extended from August 31, 2006 to March 31, 2007.

4.  Proceeds. Subject to Green’s right to demand earlier repayment of any Financing pursuant to the terms hereof, any net proceeds to the Company from a Project shall be paid out in accordance with the following:

(i)  Until such time that Green is paid an aggregate amount equal to three hundred fifty percent (350%) of his Financing relating to such Proposal and Project, Participants in the Proposal shall receive seventy percent (70%) of the net proceeds from such Project, to be split between the Participants in proportion to their percentage participation in such Proposal, with the remaining thirty percent (30%) to be retained by the Company to be used in its sole discretion;

(ii)  After such time that Green has been paid an aggregate amount equal to three hundred fifty percent (350%) of his Financing relating to such Proposal and Project, the Participants in the Proposal shall receive ten percent (10%) of the net proceeds from such Project, to be split between the Participants in proportion to their percentage participation in such Proposal, with the remaining ninety percent (90%) to be retained by the Company to be used in its sole discretion.

5.  Demand of Repayment of Financing. At any time after the date that is three years from the date of any Financing, provided that Green has not received proceeds from the Project to which the Financing relates in an aggregate amount equal to or more than such Financing, Green shall be entitled to demand that the Company repay Green an amount equal to the amount of the Financing less any and all proceeds from the Project paid to Green prior to such date (the “Remaining Financing Balance”). Notwithstanding the foregoing, in the event the Company’s Board of Directors determines in its reasonable good faith discretion that a Project is not economically viable as set forth in Section 7 hereof, Green shall be entitled to demand repayment with respect to such Financing in accordance with the terms of this Section prior to the expiration of three years from the date of the Financing.

Any demand made pursuant to this Section shall be in writing and delivered to the Company at its principal place of business, specifying the amount of the Remaining Financing Balance and the Proposal to which it relates (“Demand Notice”). The Company shall be required to repay to Green the Remaining Financing Balance specified in the Demand Notice within 180 days of the Company’s receipt of the Demand Notice.

Upon receipt of a Demand Notice for the Remaining Financing Balance, the Company’s obligations under Section 4 to pay Green a portion of the net proceeds of the Project to which the Demand Notice relates shall terminate in full, and any future net proceeds relating to the Project that would have been paid to Green will be retained by the Company.

6.  No Debt Covenant of the Company. At any time Green is a Participant in one or more Projects and has not received proceeds from each respective Project in an aggregate amount equal to or more than his Financing relating to such respective Project, the Company shall not, without the written consent of Green, (i) incur any indebtedness for money borrowed in excess of $100,000, except for trade payables, or taxes, fees, levies or charges incurred in the ordinary course of business, leases or subleases or licenses granted or entered into in the ordinary course of business, or equipment leases or purchase financing incurred in the ordinary course of business or (ii) grant, or permit to be created any mortgage, pledge, lien, security interest or other charge or encumbrance of any kind.

7.  Additional Rights of Green. In the event any Project in which Green participates does not have any economic value to the Company and will not provide proceeds to the Company and the Participants, as determined in the reasonable good faith discretion of the Company’s Board of Directors, the Participants to such Project, in proportion to their percentage participation in the Proposal relating to such Project, shall be entitled to obtain the Company’s interest in the Project and any assets acquired by the Company specifically for such Project. With respect to any Project, the Company and Green shall contemplate entry into a security agreement relating to the assets underlying the Project.

8.  Miscellaneous.

(i)  Amendment and Waiver. This Agreement may be amended or modified, and any provision hereunder may be waived, only upon the written consent of the Company and the Green.

(ii)  Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

(iii)  Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(iv)  Notices. All notices, requests, consents, and other communications hereunder shall be in writing and shall be deemed effectively given and received when delivered in person or by national overnight courier service or by certified or registered mail, return-receipt requested, or by facsimile, addressed as follows:

if to the Company:

Wits Basin Precious Minerals Inc.
80 South Eighth Street, Suite 900
Minneapolis, Minnesota 55402
Attention: Mark D. Dacko, Chief Financial Officer
Facsimile: (612) 395-5276

if to Green:

Andrew Green
5101 Creek Road
Cincinnati, OH 45242
Facsimile: (513) 794-1303

(v)  Governing Law; Venue. This Agreement shall be governed by the laws of the State of Minnesota without regard to its conflicts-of-law principles. The parties expressly acknowledge and agree that any judicial action to enforce any right of any party under this Agreement may be brought and maintained in Minnesota state or federal courts. Accordingly, the parties hereby submit to the process, jurisdiction and venue of any such court. Each party hereby waives, and agrees not to assert, any claim that it is not personally subject to the jurisdiction of the foregoing courts in the State of Minnesota or that any action or other proceeding brought in compliance with this Section is brought in an inconvenient forum.

(vi)  Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement binding on the parties. Facsimile and electronically transmitted signatures shall be valid and binding to the same extent as original signatures. Each party shall become bound by this Agreement immediately upon signing and delivering any counterpart, independently of the signature of any other party. Nevertheless, in making proof of this Agreement, it will be necessary to produce only one copy signed by the party to be charged.

(vii)  Further Assurances. Each party hereby agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have set their hands to this Agreement to be effective as of the date first set forth above.

COMPANY:		GREEN:

WITS BASIN PRECIOUS MINERALS INC.

By:	/s/ Mark D. Dacko	By:	/s/ Andrew Green
Its:	CFO